UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒         Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QLIK TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a question and answer utilized by Qlik Technologies Inc. in communications with its employees on July 20, 2016.

Has the Company made the required filings and obtained the necessary approvals in order to close the transaction?

The proxy statement filed with the SEC has been approved by the SEC and mailed to shareholders. The shareholders meeting is scheduled to occur on August 17, 2016.

The parties have made filings with the U.S. Department of Justice and the Federal Trade Commission under Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the required waiting period has been terminated.

The European Commission has approved under the EU Merger Regulation the acquisition of Qlik Technologies by Thoma Bravo.

This communication and the definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on July 6, 2016 (the “Definitive Proxy Statement”), as well as information included in oral statements or other written statements made or to be made by the Company or on its behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “see,” “seek,” “forecast,” and similar words. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Factors that may contribute to such differences can be found in the risks detailed in the Company’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, or in the Definitive Proxy Statement. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.